Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2021

Strong New Enrollment Trends in Peru During Primary Intake Cycle

Company Announces Increase in Share Repurchase Authorization

BALTIMORE, MARYLAND - May 6, 2021 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the first quarter of 2021.

Unless indicated otherwise, the results presented below relate to Continuing Operations, which encompass Laureate's operations in Mexico and Peru, as well as Laureate's Corporate overhead expenses.

First Quarter 2021 Highlights (compared to first quarter 2020):

•	New enrollments increased 59%, up 5% adjusted for the timing of semester start dates in Peru during the prior year (due to the COVID-19 pandemic).
•	Total enrollments increased 2%.
•	On a reported basis, revenue increased 1% to $194.7 million. On an organic constant currency basis[1], revenue increased 5%, and was favorably affected by the timing of semester start dates in Peru.
•	Operating loss for the first quarter of 2021 was $(86.4) million, primarily driven by impairment charges of $56.7 million, largely attributable to the Laureate tradename, as compared to operating loss of $(77.1) million for the first quarter of 2020.
•	Net loss (including Discontinued Operations) for the first quarter of 2021 was $(164.9) million, as compared to net income (including Discontinued Operations) of $98.3 million for the first quarter of 2020, which benefited from a discrete tax benefit.
•	Adjusted EBITDA for the first quarter (seasonally low quarter) of 2021 was $9.7 million, as compared to Adjusted EBITDA of $(29.4) million for the first quarter of 2020. Adjusted EBITDA in the first quarter of 2021 was favorably affected by the timing of semester start dates in Peru.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “The robust performance during our primary intake in Peru, despite continued challenges from the pandemic, highlights the strong value proposition to our students and the quality of our offerings. We are encouraged by the momentum in the business under our new model as a regional operator in Mexico and Peru. At the same time, we are pleased to announce a $200 million upsizing of our share buyback authorization to $500 million.”

First Quarter 2021 Results

New enrollments for the first quarter of 2021 increased 59%, compared to new enrollment activity for the first quarter of 2020, and total enrollments were up 2% compared to the prior year period. Adjusted for the timing of semester start dates in Peru during the prior year (due to the COVID-19 pandemic), new enrollments increased 5%. The first quarter represents the primary intake cycle for Peru, and results for the first quarter of 2021 were robust, with new and total enrollments increasing 11% and 10%, respectively, as compared to prior year period on a timing-adjusted basis. Mexico’s primary intake will occur in September. For Mexico’s smaller intake in the first quarter, new enrollments were down 4% compared to the prior year period, and total enrollment was down 5%, reflecting the impact from its primary intake cycle during the third quarter of 2020 which was impacted by the pandemic.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

For the first quarter of 2021, revenue on a reported basis was $194.7 million, an increase of $2.4 million, or 1%, when compared to the first quarter of 2020. On an organic constant currency basis, revenue increased 5% and was favorably affected by the timing of semester start dates in Peru. The operating loss for the first quarter of 2021 was $(86.4) million, primarily driven by impairment charges of $56.7 million, largely attributable to the Laureate tradename, as compared to an operating loss of $(77.1) million for the first quarter of 2020. Net loss (including Discontinued Operations) for the first quarter of 2021 was $(164.9) million, as compared to net income (including Discontinued Operations) of $98.3 million for the first quarter of 2020, which benefited from a discrete tax benefit. Basic and diluted loss per share for the first quarter of 2021 were $(0.82).

Adjusted EBITDA for the first quarter (seasonally low quarter) of 2021 was $9.7 million, as compared to Adjusted EBITDA of $(29.4) million for the first quarter of 2020. Adjusted EBITDA in the first quarter of 2021 was favorably affected by the timing of semester start dates in Peru.

Balance Sheet and Capital Structure

Laureate has a strong financial position with significant liquidity. As of March 31, 2021, Laureate had $833 million of cash (of which $272 million was recorded at subsidiaries that were classified as held for sale), and gross debt, including seller notes, of $1.1 billion (of which $118 million was recorded at subsidiaries that were classified as held for sale). Accordingly, total debt, net of cash, was $286 million as of March 31, 2021.

The cash and debt balances as of March 31, 2021 are prior to approximately $1.95 billion of net proceeds (net of taxes, fees and other expenses) that are anticipated from the sale of Walden University and Laureate's operations in Brazil, for which definitive agreements have been executed.

On May 4, 2021, the Company repaid $500 million of its outstanding 8.25% Senior Notes. The Company anticipates repaying the remaining $298.7 million balance following the closing of the sale of Laureate's operations in Brazil, at which times the Senior Notes will be fully repaid.

Increase to Share Repurchase Program

Laureate’s board of directors has approved an increase in the Company’s existing share repurchase program, from $300 million to $500 million, to acquire shares of the Company’s Class A common stock. The Company expects to finance the additional $200 million of repurchases with proceeds received from the sale of the Company’s Brazil operations, from cash on-hand or from its revolving credit facility, or a combination thereof. As of April 30, 2021, the Company has repurchased approximately $246 million of shares under the authorization. The Company expects to complete the repurchase program by no later than the end of 2021, dependent on market conditions.

Outlook for Fiscal 2021 and 2022

Laureate is re-affirming its previously issued full-year 2021 guidance and outlook for 2022.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2021 results to be as follows:

Continuing Operations 2021

•	Total enrollments expected to be approximately 337,000, essentially flat versus 2020;
•	Revenues expected to be in the range of $1,000 to $1,040 million, reflecting a decline of 2% to growth of 2% on an organic constant currency basis versus 2020; and
•	Adjusted EBITDA expected to be in the range of $180 to $190 million, reflecting a decline in growth of 8%-13% on an organic constant currency basis versus 2020. Anticipated Adjusted EBITDA in 2021 is prior to rightsizing of Corporate G&A infrastructure and includes approximately $13 million of non-cash charges related to the write-off of an indemnification asset related to a prior period acquisition.

Outlook for Fiscal 2022

Laureate anticipates that by the end of 2021, the Corporate G&A restructuring will be largely completed (following completion of the pending asset sales), the impact of the COVID-19 pandemic will mostly be abated and that the Company will return to growth levels more in-line with historical performance prior to the COVID-19 pandemic.

Based on the current foreign exchange spot rates2, and the above assumptions, Laureate currently expects its full-year 2022 results to be as follows:

Continuing Operations 2022

•	Total enrollments expected to be approximately 350,000, reflecting growth of 4% versus 2021 expectations;
•	Revenues expected to be approximately $1,080 million, reflecting growth of 6% on an organic constant currency basis versus 2021 expectations; and
•	Adjusted EBITDA expected to be approximately $280 million, reflecting growth of approximately 51% on an organic constant currency basis versus 2021 expectations, benefiting from the reduction in G&A and anticipated operational improvements.

The above outlook assumes that all entities currently included within Continuing Operations remain there for the entirety of 2021 and 2022. If and when additional entities are required to be moved to Discontinued Operations, our outlook will be subject to revision.

Reconciliations of forward-looking non-GAAP measures (2021 Adjusted EBITDA outlook and 2022 Adjusted EBITDA outlook) to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

2 Based on actual FX rates for January-April 2021, and current spot FX rates (local currency per U.S. Dollar) of MXN 19.97 and PEN 3.81 for May 2021 - December 2022. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 3352076. Replays of the entire call will be available through May 13, 2021, at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 3352076. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process and any resulting litigation or dispute therewith, (iv) anticipated share repurchases and (v) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including, with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 25, 2021. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and total debt, net of cash (or net debt). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash (or net debt) consists of total gross debt, including seller notes, for Continuing Operations and Discontinued Operations, less total cash and cash equivalents for Continuing Operations and Discontinued Operations. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA and total debt, net of cash (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 22 years, we have remained committed to making a positive impact in the communities we serve by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by becoming the first Public Benefit Corporation publicly listed on any stock exchange in the world.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments					Total Enrollments
			Change					Change
	YTD 1Q 2021	YTD 1Q 2020	Total	Organic	Timing Adj. (2)	As of 03/31/2021	As of 03/31/2020	Total	Organic	Timing Adj. (2)
Mexico	27,300	28,400	(4)%	(4)%	(4)%	183,700	193,800	(5)%	(5)%	(5)%
Peru	47,100	18,300	157%	157%	11%	182,300	163,500	11%	11%	10%
Laureate (1)	74,400	46,700	59%	59%	5%	366,000	357,300	2%	2%	2%

(1) Excludes new and total enrollments for our discontinued operations

(2) Q1 2020 enrollment shown pro-forma to include UPN-Peru semester start; due to COVID-19, the semester start date pushed was to April 6th in 2020

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS	2021	2020	Change
Revenues	$194.7	$192.3	$2.4
Costs and expenses:
Direct costs	181.8	220.6	(38.8)
General and administrative expenses	42.6	45.1	(2.5)
Loss on impairment of assets	56.7	3.8	52.9
Operating loss	(86.4)	(77.1)	(9.3)
Interest income	0.7	0.6	0.1
Interest expense	(23.5)	(25.3)	1.8
Gain on derivatives	29.3	0.8	28.5
Other expense, net	—	(0.1)	0.1
Foreign currency exchange gain, net	28.2	78.7	(50.5)
Loss on disposal of subsidiaries, net	—	(1.8)	1.8
Loss from continuing operations before income taxes and equity in net income of affiliates	(51.7)	(24.1)	(27.6)
Income tax (expense) benefit	(112.9)	230.0	(342.9)
Equity in net income of affiliates, net of tax	—	0.2	(0.2)
(Loss) income from continuing operations	(164.5)	206.1	(370.6)
Loss from discontinued operations, net of tax	(0.4)	(107.8)	107.4
Net (loss) income	(164.9)	98.3	(263.2)
Net loss attributable to noncontrolling interests	—	1.3	(1.3)
Net (loss) income attributable to Laureate Education, Inc.	$(164.9)	$99.6	$(264.5)

Net (loss) income available to common stockholders	$(164.9)	$99.6	$(264.5)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	200.2	209.8	(9.6)
Diluted weighted average shares outstanding	200.2	210.2	(10.0)
Basic and diluted (loss) earnings per share	$(0.82)	$0.47	$(1.29)

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS

			% Change		$ Variance Components
For the three months ended March 31,	2021	2020	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$135.4	$154.2	(12)%	(11)%	$(18.8)	$(16.2)	$—	$—	$(2.6)
Peru	57.5	36.5	58%	68%	21.0	25.0	—	—	(4.0)
Corporate & Eliminations	1.8	1.6	13%	13%	0.2	0.2	—	—	—
Total Revenues	$194.7	$192.3	1%	5%	$2.4	$9.0	$—	$—	$(6.6)

Adjusted EBITDA
Mexico	$17.3	$23.3	(26)%	(1)%	$(6.0)	$(0.3)	$(6.8)	$—	$1.1
Peru	11.6	(26.7)	143%	146%	38.3	39.0	—	—	(0.7)
Corporate & Eliminations	(19.2)	(26.0)	26%	26%	6.8	6.8	—	—	—
Total Adjusted EBITDA	$9.7	$(29.4)	133%	155%	$39.1	$45.5	$(6.8)	$—	$0.4

(3)	Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2020 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2021	December 31, 2020	Change
Assets
Cash and cash equivalents	$561.3	$750.1	$(188.8)
Receivables (current), net	115.1	111.9	3.2
Other current assets	167.0	146.8	20.2
Current assets held for sale	467.8	435.0	32.8
Property and equipment, net	543.0	578.5	(35.5)
Operating lease right-of-use assets, net	428.2	462.8	(34.6)
Goodwill and other intangible assets	715.8	800.4	(84.6)
Deferred income taxes	90.6	130.6	(40.0)
Other long-term assets	56.9	72.4	(15.5)
Long-term assets held for sale	1,338.3	1,482.5	(144.2)
Total assets	$4,484.0	$4,970.9	$(486.9)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$178.7	$200.9	$(22.2)
Deferred revenue and student deposits	85.9	47.2	38.7
Total operating leases, including current portion	476.0	519.1	(43.1)
Total long-term debt, including current portion	951.0	995.7	(44.7)
Other liabilities	283.5	240.0	43.5
Current and long-term liabilities held for sale	613.7	702.3	(88.6)
Total liabilities	2,588.8	2,705.2	(116.4)
Redeemable noncontrolling interests and equity	1.7	1.7	—
Total stockholders' equity	1,893.5	2,263.9	(370.4)
Total liabilities and stockholders' equity	$4,484.0	$4,970.9	$(486.9)

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2021	2020	Change
Cash flows from operating activities
Net (loss) income	$(164.9)	$98.3	$(263.2)
Depreciation and amortization	22.7	44.2	(21.5)
Loss on impairment of assets	57.7	3.8	53.9
Loss on sales and disposal of subsidiaries and property and equipment, net	16.5	21.2	(4.7)
Gain on derivative instruments	(29.3)	(0.8)	(28.5)
Deferred income taxes	84.4	(248.7)	333.1
Unrealized foreign currency exchange gain	(23.7)	(29.7)	6.0
Income tax receivable/payable, net	(16.7)	2.7	(19.4)
Working capital, excluding tax accounts	25.6	41.8	(16.2)
Other non-cash adjustments	39.1	63.7	(24.6)
Net cash provided by (used in) operating activities	11.3	(3.5)	14.8
Cash flows from investing activities
Purchase of property and equipment	(11.7)	(24.6)	12.9
Expenditures for deferred costs	(1.9)	(3.5)	1.6
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	30.8	4.0	26.8
Payments on derivatives related to sale of discontinued operations	(18.3)	—	(18.3)
Investing other, net	—	0.1	(0.1)
Net cash used in investing activities	(1.1)	(24.0)	22.9
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(52.7)	273.0	(325.7)
Payments of deferred purchase price for acquisitions	—	(1.5)	1.5
Proceeds from exercise of stock options	—	26.8	(26.8)
Payments to repurchase common stock	(145.2)	(29.2)	(116.0)
Financing other, net	(1.2)	(1.1)	(0.1)
Net cash (used in) provided by financing activities	(199.2)	267.9	(467.1)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(6.9)	(7.7)	0.8
Change in cash included in current assets held for sale	(3.5)	10.1	(13.6)
Net change in Cash and cash equivalents and Restricted cash	(199.3)	242.8	(442.1)
Cash and cash equivalents and Restricted cash at beginning of period	867.3	97.8	769.5
Cash and cash equivalents and Restricted cash at end of period	$668.0	$340.6	$327.4
Liquidity (including Undrawn Revolver)	$971.3	$300.6	$670.7

Non-GAAP Reconciliation

The following table reconciles (Loss) income from continuing operations to Adjusted EBITDA:

	For the three months ended March 31,
IN MILLIONS	2021	2020	Change
(Loss) income from continuing operations	$(164.5)	$206.1	$(370.6)
Plus:
Equity in net income of affiliates, net of tax	—	(0.2)	0.2
Income tax expense (benefit)	112.9	(230.0)	342.9
Loss from continuing operations before income taxes and equity in net income of affiliates	(51.7)	(24.1)	(27.6)
Plus:
Loss on disposal of subsidiaries, net	—	1.8	(1.8)
Foreign currency exchange gain, net	(28.2)	(78.7)	50.5
Other expense, net	—	0.1	(0.1)
Gain on derivatives	(29.3)	(0.8)	(28.5)
Interest expense	23.5	25.3	(1.8)
Interest income	(0.7)	(0.6)	(0.1)
Operating loss	(86.4)	(77.1)	(9.3)
Plus:
Depreciation and amortization	22.8	19.7	3.1
EBITDA	(63.6)	(57.4)	(6.2)
Plus:
Share-based compensation expense (4)	1.3	1.5	(0.2)
Loss on impairment of assets (5)	56.7	3.8	52.9
EiP implementation expenses (6)	15.3	22.8	(7.5)
Adjusted EBITDA	$9.7	$(29.4)	$39.1

(4) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(5) Represents non-cash charges related to impairments of long-lived assets.

(6) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the planned and completed dispositions.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.